GRANT NOTICE
AXA EQUITABLE HOLDINGS, INC.
TRANSACTION INCENTIVE GRANT
EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT

Employee:

Grant Date:	May 9, 2018
Number of Restricted Stock Units (“RSUs”) Granted hereby:
Service RSUs
Performance RSUs

The Restricted Stock Units set forth above are subject to the terms and conditions of the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan and the Employee Restricted Stock Unit Agreement that follows.

AXA EQUITABLE HOLDINGS, INC.
TRANSACTION INCENTIVE GRANT
EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT
This Employee Restricted Stock Unit Agreement (the “Agreement”), by and between AXA Equitable Holdings, Inc., a Delaware corporation (the “Company”), and the employee whose name is set forth on the Grant Notice attached hereto (the “Grant Notice”), is being entered into pursuant to the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.
Section 1.Grant of Restricted Stock Units. The Company hereby evidences and confirms its grant to the employee whose name is set forth on the Grant Notice (the “Employee”), effective as of the date set forth on the Grant Notice (the “Grant Date”), of the number of Restricted Stock Units set forth on the Grant Notice, consisting of two distinct tranches of Restricted Stock Units: “Service RSUs” and “Performance RSUs”, with the number of Restricted Stock Units allocated to each such tranche identified on the Grant Notice. This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
Section 2.Vesting of Restricted Stock Units.
(a)    Vesting. Except as otherwise provided in this Section 2, the Restricted Stock Units granted hereunder shall become vested, if at all, subject to the following terms and conditions:
(i)    Service RSUs. Subject to the Employee’s continued employment by the Company or its Affiliates on the date specified in each of the clauses below:
(A)    fifty percent (50%) of the Service RSUs shall become vested upon the expiration of the six-month period following the closing of the initial public offering of Company Common Stock on the New York Stock Exchange, (the “Initial Public Offering” or “IPO”);
(B)    twenty-five percent (25%) of the Service RSUs shall become vested upon the first anniversary of the IPO; and
(C)    twenty-five percent (25%) of the Service RSUs shall become vested upon the second anniversary of the IPO.
(ii)    Performance RSUs. Subject to the Employee’s continued employment by the Company or its Affiliates on the date specified in clause (A) or (B) below, the Performance RSUs shall vest in full:
(A)     if on any date prior to the second anniversary of the IPO, the average of the closing price of the Company Common Stock on the New York Stock Exchange for the 30 days immediately preceding such date is at least equal to 130% of the price at which shares of Company Common Stock initially traded in the IPO (the “IPO Price”); or
(B)    if the vesting conditions specified in Section 2(a)(ii)(A) above are not met, on any date prior to the fifth anniversary of the IPO, the average of the closing price of the Company Common Stock on its principal exchange for the 30 days immediately preceding such date is at least equal to 150% of the IPO Price;
provided that, if the Performance RSUs have not become vested by the fifth anniversary of the IPO according to the conditions specified in clause (A) or (B) of this Section 2(a)(ii), fifty-percent (50%) of the Performance RSUs shall vest on the fifth anniversary of the IPO and any Performance RSUs that have not vested shall be forfeited.
For purposes of this Agreement, any date on which Restricted Stock Units granted hereunder vest shall be a “Vesting Date”. Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.
(b)    Effect of Termination of Employment or Service.
(i)    Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability, any unvested Restricted Stock Units as of the termination date shall be retained by the Employee and remain outstanding and subject to the vesting conditions specified in Section 2(a) above, it being understood that any conditions requiring Employee’s continued service shall be deemed to be met.
(ii)    Death. If the Employee’s employment is terminated by reason of the Employee’s death, any then outstanding unvested Restricted Stock Units shall vest as of the date of such termination.
(iii)    Involuntary Termination without Cause. If the Employee’s employment is involuntarily terminated without Cause, and the Employee signs a Release and does not exercise any rights to revoke such Release, a portion of any unvested Performance RSUs as of the termination date will be retained and remain outstanding and subject to the vesting conditions specified in 2(a)(ii) above equal to the total number of unvested Performance RSUs multiplied by the quotient of (a) the number of full months elapsed between the Grant Date and the effective date of the Employee’s termination of employment under this Section 2(b)(iii) over (b) sixty. Any Performance RSUs that do not vest pursuant to the immediately preceding sentence and all unvested Service RSUs shall be forfeited and cancelled effective as of the date of such termination.
(iv)    Any Other Reason. Upon termination of the Employee’s employment for any reason other than Disability, death or involuntary termination without Cause (whether initiated by the Company, an Affiliate or by the Employee), any unvested Restricted Stock Units shall be forfeited and canceled effective as of the date of such termination.
(c)    Effect of a Change in Control. In the event of a Change in Control, the treatment of any outstanding Restricted Stock Units shall be governed by Article XI of the Plan.
(d)    Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units granted under this Agreement at such times and upon such terms and conditions as the Administrator shall determine.
Section 3.Settlement of Restricted Stock Units.
(a)    Timing of Settlement. Subject to Section 5(a) hereof, any Restricted Stock Units that became vested on a Vesting Date shall be settled into an equal number of shares of Company Common Stock on a date selected by the Company that is within thirty (30) days following such Vesting Date (each such date, a “Settlement Date”).
Section 4.Restrictive Covenants. In consideration of the receipt of the Restricted Stock Units granted pursuant to this Agreement, the Employee agrees to be bound by the covenants set forth in Exhibit A to this Agreement, which are incorporated by reference and made part of this Agreement.
Section 5.Restriction on Transfer; Non-Transferability of Restricted Stock Units. The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Employee upon the Employee’s death or pursuant to the beneficiary designation procedures established by the Company. Any purported transfer in violation of this Section 4 shall be void ab initio.
Section 6.Miscellaneous.
(a)    Tax Withholding. The Company shall require the Employee to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Restricted Stock Units and the related issuance of shares of Company Common Stock by retaining a number of Shares issued in respect of the Restricted Stock Units then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and the Employee shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)). The number of shares of Company Common Stock to be issued in respect of Restricted Stock Units shall thereupon be reduced by the number of Shares so retained.
(b)    Dividend Equivalents. In the event that the Company pays any ordinary dividend in cash on a Share while the Employee has outstanding Restricted Stock Units, there shall be credited to the account of the Employee a dividend equivalent in the form of additional Restricted Stock Units equal in value to the cash dividends that the Employee would have received if the Employee’s then outstanding Restricted Stock Units represented actual Shares. The amount so credited shall be paid at the settlement of such related Restricted Stock Units but shall be forfeited upon the forfeiture of such related Restricted Stock Units.
(c)    Forfeiture of Awards. The Restricted Stock Units granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Employee or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(d)    Lock-Up Period. If requested by the underwriters managing any public offering of Company Common Stock, the Employee agrees to execute a separate agreement to the effect that, except as otherwise approved by the Administrator, shares of Company Common Stock acquired by the Employee following the vesting and settlement of all or any portion of the Restricted Stock Units granted hereunder may not be sold, transferred, or otherwise disposed of prior to the date following such public offering as so required by such underwriters (the “Lock-Up Period”). The Company may impose stop-transfer instructions with respect to the Company Common Stock subject to the foregoing restriction until the end of such Lock-Up Period.
(e)    Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company website or other electronic delivery.

(f)    Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Employee and the Company.
(g)    Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(h)    Acceptance of Restricted Stock Units and Agreement. The Employee has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Employee by or on behalf of the Company. The Employee acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Restricted Stock Units under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Employee and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Employee’s confirmation, consent, signature, agreement and delivery of this Agreement and the Restricted Stock Units is legally valid and has the same legal force and effect as if the Employee and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.
[signature page follows]
IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Grant Date.
AXA EQUITABLE HOLDINGS, INC.
By:
    Name:
    Title:
EMPLOYEE

Name:

EXHIBIT A
EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT
RESTRICTIVE COVENANTS

Protection of Confidential Information. The Employee will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company. Notwithstanding the foregoing, the Employee may disclose confidential information as (x) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (y) as required pursuant to an order or requirement of a court, administrative agency or other government body.

Noncompetition. The Employee will not, for 12 months following termination of employment, directly or indirectly engage or participate in any business that is competitive with the business of the Company or be employed by or perform services for any entity that competes with the Company.

Nonsolicitation of Employees and Agents. The Employee will not, for 12 months following termination of employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

Nonsolicitation of Customers. The Employee will not, for 12 months following termination of employment, directly or indirectly attempt to solicit the trade of any person that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom Employee had contact during employment.

Nondisparagement. The Employee shall not (including following any termination of employment with the Company), whether in writing or orally, disparage the Company, its Subsidiaries, any of their respective Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, executives, shareholders, partners, members, or, as a group, other employees of any of the foregoing, with respect to any of their respective past or present activities or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light unless (x) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (y) as required pursuant to an order or requirement of a court, administrative agency or other government body.

Agreement to Cooperate. Following the termination of employment, the Employee will cooperate with the Company, without additional compensation, on matters within the scope of Employee’s responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Employee incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Employee’s other commitments.